U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

VANIMAN                              VICKI                  J.
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   (Last)                           (First)             (Middle)

5330 East 31st Street
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                                    (Street)

Tulsa                                 OK                   74135
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


Dollar Thrifty Automotive Group, Inc. / DTG
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


December 2002
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)
          Dollar - Vice President and Secretary
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

FORM 5 (continued)

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                        2A.                                                    5.            6.
                                        Deemed                 4.                              Amount of     Owner-
                                        Execu-                 Securities Acquired (A) or      Securities    ship
                                        tion                   Disposed of (D)                 Beneficially  Form:     7.
                                        Date,                  (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                           2.           if any    3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                         Transaction  (Month/   Transaction                 (A)              Fiscal Year   Indirect  Beneficial
Title of Security          Date         Day/      Code             Amount     or     Price     (Instr. 3     (I)       Ownership
(Instr. 3)                 (mm/dd/yy)   Year)     (Instr. 8)                  (D)              and 4)        (Instr.4) (Instr. 4)
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

Common Stock               04/23/02                S               500         D     $22.44       700         I        By Trust (1)
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Common Stock               05/21/02                S             1,048         D     $22.6784   1,608         I        By Deferred
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                                                                                                                        Compensation
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                                                                                                                        Plan
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                                                                                                  658 (2)     I        By 401(k)
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                                                                                                                        Plan
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(1)  The shares are held in a trust for the benefit of Ms. Vaniman.  Ms. Vaniman is the trustee of the trust.
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(2)  The amount of securities as of December 31, 2002 is comprised of 1,372.8473 units of the Company's 401(k) Plan stock fund.
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     As of December 31, 2002, each unit consisted of 0.4794 shares of Common Stock and $0.7589 in cash.
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.          10.
                                                                                                         Number      Owner-
                                                                                                         of          ship
             2.                                                                                          Deriv-      of
             Conver-                            5.                             7.                        ative       Deriv-  11.
             sion                               Number of                      Title and Amount          Secur-      ative   Nature
             or               3A.               Derivative    6.               of Underlying     8.      ities       Secur-  of
             Exer-            Deemed            Securities    Date             Securities        Price   Bene-       ity:    In-
             cise     3.      Execu-            Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially    Direct  direct
             Price    Trans-  tion     4.       or Disposed   Expiration Date  ----------------  Deriv-  Owned       (D) or  Bene-
1.           of       action  Date,    Trans-   of (D)        (Month/Day/Year)           Amount  ative   at End      In-     ficial
Title of     Deriv-   Date    if any   action   (Instr. 3,    ----------------           or      Secur-  of          direct  Owner-
Derivative   ative    (Month/ (Month/  Code     4 and 5)      Date     Expira-           Number  ity     Year        (I)     ship
Security     Secur-   Day/    Day/     (Instr.  ------------  Exer-    tion              of      (Instr. (Instr.     (Instr. (Instr.
(Instr. 3)   ity      Year)   Year)    8)        (A)   (D)    cisable  Date    Title     Shares  5)      4)          4)      4)
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

                                                                                                         48,100 (1)  D
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(1)  No change in 2002.
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

Explanation of Responses:





/s/   VICKI J. VANIMAN                                         01/24/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*          If the  form  is  filed  by  more  than  one  reporting  person,  see
           Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

           Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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